Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Ampco-Pittsburgh Corp. dated as of December 29, 2025 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

GALLOWAY CAPITAL PARTNERS, LLC

By:	/s/ Bruce Galloway
Name:	Bruce Galloway
Title:	Managing Member

GALLOWAY CAPITAL, LP

By:	/s/ Bruce Galloway
Name:	Bruce Galloway
Title:	Managing Member

By:	/s/ Bruce Galloway
Name:	Bruce Galloway

Schedule 1

Purchases by the Reporting Persons

Date	Shares	Share Price

October 27, 2025	3,000	$9.55
November 10, 2025	2,000	$9.75
December 10, 2025	5,200	$11.10
December 16, 2025	9,600	$13.10
December 17, 2025	11,000	$13.05
December 22, 2025	5,200	$12.95
December 24, 2025	3,300	$13.75
December 26, 2025	1,000	$13.45